Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                                           July 9, 2014

For more information contact:

Moishe Gubin, Chairman of the Board, or Thomas Procelli, Chief Operating Officer,

at (954) 900-2800

OPTIMUMBANK HOLDINGS, INC. ANNOUNCES SALE OF STOCK AND RELATED

INCREASE IN STOCKHOLDERS’ EQUITY

Fort Lauderdale, FL (July 9, 2014) - OptimumBank Holdings, Inc. (NASDAQ: OPHC), the parent company of OptimumBank (“Company”), announced that it has completed the sale of 755,286 shares since March 31, 2014, including the sale of 41,000 shares for an aggregate amount of $51,000 during the second quarter of 2014 and the sale of 714,286 shares for an aggregate amount of $800,000 on July 1, 2014.

Based on the completion of these sales, together with the Company’s estimated net income for the fiscal quarter ended June 30, 2014, the Company believes that its stockholders’ equity will exceed the $2.5 million minimum threshold required to maintain the Company’s listing on NASDAQ. The Company estimates that its net income for the second quarter will be greater than $1.4 million, although this amount is subject to potential adjustment.

Chairman Gubin said, “Our NASDAQ listing is important to us as it demonstrates our commitment to investors to provide liquidity and transparency.”

This press release includes forward-looking statements and OptimumBank Holdings, Inc. intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe OptimumBank Holdings, Inc.’s expectations regarding future events. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. OptimumBank Holdings, Inc. undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.